                                    Exhibit A
                                    ---------



The securities being reported by HCC Insurance Holdings, Inc. ("HCC"), as a holding company, are beneficially owned by the following direct or indirect wholly-owned subsidiaries of HCC:(1)


                 Subsidiary                                   Number of Shares Beneficially Owned
                 ----------                                   -----------------------------------
         Houston Casualty Company                                         1,166,667

         U.S. Specialty Insurance Company                                   416,667

         HCC Life Insurance Company                                         286,643

         Avemco Insurance Company                                           583,333

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(1) HCC Insurance Holdings, Inc. has acquired 2,453,310 shares of the Issuer's
Series A Mandatory Convertible Preferred Stock. Other purchasers, unaffiliated with HCC, have acquired an additional 500,000 shares of such Preferred Stock. The Preferred Stock is convertible on a 1-for-1 basis for the Issuer's Common Stock. If not previously converted, the Preferred Stock will mandatorily convert on the 10th anniversary of its issuance. If all persons which have currently subscribed for shares convert, HCC would own 9.99% of the Issuer's then outstanding shares of Common Stock.





















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